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                                  EXHIBIT 8.5.

MORGAN BEAUMONT LAUNCHES EMPLOYER PAYROLL CARD SOLUTIONS
[ PR Newswire - 2005-09-06 ]

Company signs agreement with Bostrom International Group (BIG) as the first Master Distributor of its value-added payroll programs

BRADENTON, Fla., Sept. 6 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Debit Card market and owner of the SIRE Network(TM), today announced the launch of a new employer payroll solution, the Prestige Payroll Card. This new payroll program, supported by First Gulf Bank, marks Morgan Beaumont's foray into the burgeoning employer payroll card arena, and will offer companies, institutions, and government agencies a more cost-effective, value-added, alternative to traditional paper paycheck options.

In line with Morgan Beaumont's strategy of grabbing a big slice of the high-growth, stored value card market in the US (which includes payroll card products), the company also hailed an agreement with Bostrom International Group
(BIG) to become a Master Distributor for the Prestige Payroll Card program. BIG is an insurance and business consultancy offering innovative enterprise solutions including health benefits programs and employer payroll cards.

Charles Bostrom, CEO of BIG, stated, "This agreement opens doors that were previously closed to our paycard division. We have waited for such an opportunity for several years and are delighted with the Morgan Beaumont solution. We are so confident in this partnership we expect to deliver some major employer, institutional and organizational type accounts in the near future."

Cliff Wildes, CEO of Morgan Beaumont, stated, "We are excited to announce this collaboration with BIG as we leverage their industry expertise in employer benefits and work together to promote an integrated benefits and payroll card solution offering in a growing market segment. We are very focused on the opportunity that exists in the payroll card marketplace, and as such we have employed several industry experienced sales resources that have been effective at bringing us new strategic partners like BIG."

Morgan Beaumont's Prestige Payroll Card is a PIN-based and signature Visa(R) branded prepaid debit card that can be loaded with funds via employer payroll direct deposit, and can be used to access those funds at ATM machines worldwide and anywhere Visa debit cards are accepted.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed the SIRE Network(TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Debit Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Debit Card cash load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.



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"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they
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statements we make relating to estimated and projected earnings, margins, costs,
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looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking
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and, therefore, our actual results may differ materially from those we expected.
We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

    Contacts:  Jeff Kratsch, Director of Investor Relations
               Morgan Beaumont, Inc.
               941-753-2875 Ext. 2711

               Ken Dennard, Managing Partner
               ksdennard@drg-e.com
               DRG&E / 713-529-6600